Exhibit 10

HALLADOR ENERGY COMPANY

FOUR-YEAR PLAN

Capitalized terms used and not otherwise defined herein are defined for purposes of this Four-Year Plan as follows:

“Cause” means:

(i) The Covered Person’s willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Corporation has provided the Covered Person with a written demand for performance that describes the basis for the Corporation’s belief that the Covered Person has not substantially performed his or her duties and the Covered Person has not corrected the failure within thirty (30) days of the written demand;

(ii) Any act of personal dishonesty taken by the Covered Person in connection with his or her responsibilities as an employee of the Corporation and intended to result in his or her substantial personal enrichment;

(iii) The Covered Person’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Corporation’s reputation or business; or

(iv) The Covered Person’s breach of any fiduciary duty owed to the Corporation by the Covered Person that has a material detrimental effect on the Corporation’s reputation or business.

“Change of Control” means any Change of Control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the 1934 Act) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or

(ii) stockholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of Sunrise Coal, LLC.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change of Control, to the extent required to avoid accelerated or additional taxation under such section, no Change of Control will be deemed to have occurred unless such Change of Control also constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

“Closing” means the closing date of a transaction that results in a Change of Control, as set forth in the definitive agreement governing such transaction.

“Covered Person” means the Corporation’s Chief Executive Officer and President, Corporate Secretary and Chairman of the Board, and Chief Financial Officer.

“Good Reason” means the occurrence of one or more of the following without the Covered Person’s written consent:

Definitions

(i)       A fifteen percent (15%) or more reduction in the Covered Person’s total annual cash compensation opportunity (base salary and target bonus opportunity collectively), which the parties agree is a material reduction, as compared to the Covered Person’s total annual cash compensation opportunity immediately prior to the Closing;

(ii)       A change in the Covered Person’s principal work location resulting in a new one-way commute that is more than fifty (50) miles greater than the Covered Person’s one-way commute prior to the change in the Covered Person’s principal work location, regardless of whether the Covered Person receives an offer of relocation benefits; or

(iii)       A material reduction in the Covered Person’s authority, duties and/or responsibilities as compared to the Covered Person’s authority, duties and/or responsibilities in effect immediately prior to the Closing (for example, but not by way of limitation, this determination will include an analysis of whether the Covered Person maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the combined entity resulting from such transaction, taking the Corporation, any acquirer and their respective parent corporations, subsidiaries and other affiliates, together as a whole).

With respect to any termination for Good Reason, the Covered Person shall give the Corporation written notice, which shall identify with reasonable specificity the grounds for the Covered Person’s resignation, and provide the Corporation a period of thirty (30) days from the day such notice is given to cure the alleged grounds for termination for Good Reason contained in the notice. A termination will not be for Good Reason if such notice is given by the Covered Person to the Corporation more than ninety (90) days after the occurrence of the event that the Covered Person alleges is Good Reason for her or her termination.

“Payment Date” means the date on which the Corporation pays the Retention Bonus to the Covered Persons, which shall be on the date of the Closing.

“RSU Plan” means that certain Amended and Restated 2008 Restricted Stock Unit Plan as adopted by the Corporation in May 2017.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder; and be it

Definitions

Each of the Covered Persons, along with other employees of the Corporation as determined by the Compensation Committee of the Board, shall be eligible to participate in this Four-Year Plan, provided that such Covered Person is employed by the Corporation on the Effective Date, and is not excluded from this Four-Year Plan as provided below.	Participation in Four-Year Plan

Each Covered Person who remains employed with the Corporation upon a Change of Control through the Closing shall receive a retention bonus under this Four-Year Plan (the “Retention Bonus”) and, provided that the conditions for payment of any Retention Bonus set forth in this Four-Year Plan are satisfied, one-hundred percent (100%) of the Retention Bonus, as specified with respect to each Covered Person in Schedule 1 attached hereto, shall be paid in a lump-sum payment on the Payment Date.	Retention Bonus Eligibility and Payment Date

If, prior to the date of a Change of Control, a Covered Person (i) voluntarily terminates his or her employment, or (ii) is terminated for Cause, he or she will not receive a Retention Bonus, and any funds that would have been utilized for such Covered Person’s Retention Bonus will revert to the Corporation and will not be reallocated to any other Covered Person.	Ineligibility to Receive Retention Bonuses

In the event that, following an announcement by the Corporation of a transaction that would result in a Change of Control, but prior to the Closing relating to such announced Change of Control, a Covered Person’s employment with the Corporation is terminated without Cause or the Covered Person terminates his or her employment with the Corporation for Good Reason, such Covered Person shall be eligible to receive the Retention Bonus that he or she would otherwise have been entitled to receive had he or she remained employed with the Corporation through the Closing.	Termination Without Cause or Termination for Good Reason

This Four-Year Plan shall provide benefits to each Covered Person and his or her respective heirs, representatives, successors, and assigns, and will be binding on all successors and assigns of the Corporation and any acquirer of the Corporation.	Benefits to Covered Persons and Their Heirs

Participation in this Four-Year Plan will not provide any guarantee or promise of employment or continued service of any Covered Person or any employee of the Corporation or its subsidiaries with the Corporation or any of its subsidiaries, and the Corporation shall retain the right, and its subsidiaries shall retain the right, to terminate the employment of any Covered Person or any other employee of the Corporation or its subsidiaries, as applicable, at any time.	No Guarantee of Continued Service

The Corporation will withhold from any payments under this Four-Year Plan (including to a beneficiary or estate) any amount required to satisfy all applicable federal, state, local, or foreign income, employment, and other tax withholding obligations.	Withholding

It is intended that Retention Bonuses under this Four-Year Plan meet the short-term deferral exception under Section 409A (accordingly, notwithstanding anything herein to the contrary, no payments to be made hereunder shall be made later than the fifteenth (15th) day of the third (3rd) month following the taxable year in which the Change of Control is effectuated or otherwise in which the payment right vests) and, if not exempt, the Retention Bonuses payable pursuant to this Four-Year Plan are intended to comply with Section 409A, to the extent the requirements of Section 409A are applicable hereto. The provisions of this Four-Year Plan shall be construed and administered in a manner consistent with that intention.	Section 409A

If payment of any amount under this Four-Year Plan that is subject to Section 409A at the time specified therein would subject such amount to any additional tax under Section 409A, the payment of such amount shall be postponed to the earliest commencement date on which the payment of such amount could be made without incurring such additional tax. In addition, to the extent that any guidance issued under Section 409A would result in the Covered Person being subject to the payment of interest or any additional tax under Section 409A, the Corporation shall, to the extent reasonably possible and as allowed by applicable treasury regulations, amend this Four-Year Plan in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation.	409A Payment Adjustments

Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Four-Year Plan comply with Section 409A and in no event will the Corporation be liable or be required to reimburse a Covered Person for all or any portion of any taxes, penalties, interest or other expenses that may be imposed on or incurred by him or her as a result of the Four-Year Plan being subject to Section 409A.	No Representation Regarding 409A

If a Covered Person is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to such Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of:

(i) the expiration of the six (6) month period measured from the date of the Covered Person’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), or

(ii) the date of the Covered Person’s death (the “Delay Period”),

and all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to a Covered Person in a lump sum within ten (10) days following the expiration of the Delay Period.

409A Delay Payments

No provision of this Four-Year Plan will require the Corporation, for the purpose of satisfying any obligations under this Four-Year Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Corporation maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.	No Trust Assets

Nothing contained in this Four-Year Plan and no action taken pursuant to the provisions of this Four-Year Plan will create or be construed to create a trust of any kind.	No Trust

No property that may be acquired or invested by the Corporation in connection with this Four-Year Plan will be deemed security for the obligations to the Covered Persons hereunder, but will be, and continue for all purposes to be, part of the general funds of the Corporation, and Covered Persons will have no rights under this Four-Year Plan other than as unsecured general creditors of the Corporation.	No Property Will Constitute Security

This Four-Year Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention.	Bonus Program

All questions concerning the construction, validation, and interpretation of this Four-Year Plan will be governed by the laws of the State of Colorado without regard to its conflict of laws provisions.	Choice of Law

The Corporation reserves the right to amend or terminate this Four-Year Plan at any time; provided, however, that (i) any such amendment or termination shall be made in writing and approved by resolution of the Compensation Committee or the Board, and (ii) following the Effective Date, the Corporation may not, without a Covered Person’s written consent, amend or terminate this Four-Year Plan in any way that (x) prevents the Covered Person from becoming eligible for his or her Retention Bonus under this Four-Year Plan, or (y) reduces the amount of Retention Bonuses payable, or potentially payable to a Covered Person under this Four-Year Plan.	Amendment

Under this Four-Year Plan effective January 1, 2018, the salaries (the “Four-Year Plan Annual Base Salary”) of the Covered Persons shall be as specified with respect to each such Covered Person in Schedule 1 attached hereto.	Four-Year Plan Annual Base Salaries

If a Change of Control occurs before January 1, 2018, for purposes of calculating the Retention Bonuses in Schedule 1, the Four-Year Plan Annual Base Salaries shall be as set forth immediately above.	Change of Control Salaries

As promptly as practical after the adoption of this Four-Year Plan, the Covered Persons shall be granted restricted stock units in accordance with the RSU Plan and pursuant to award agreements under said RSU Plan approved by the Compensation Committee as specified with respect to each such Covered Person in Schedule 1 attached hereto.

Such restricted stock units shall vest in amounts and at times as set forth in Schedule 1 attached hereto and in accordance with the terms of the RSU Plan and applicable award agreement with respect thereto, which includes full vesting on a Change of Control as defined therein, on the event of death of the holder of restricted stock units, and on such other terms as set forth in the RSU Plan and applicable award agreements with respect thereto.

Four-Year Plan Restricted Stock Units

The Covered Persons shall be entitled to annual and performance bonuses in amounts as the Compensation Committee shall determine in its discretion but not less than the amounts as specified with respect to each such Covered Person in Schedule 1 attached hereto, payable within 30 days after the end of each fiscal year, provided that such persons are continuing in the services of the Corporation through the fiscal year in respect of which bonuses are paid.	Four-Year Plan Bonuses

Upon a Change of Control of the Corporation, in accordance with terms of this Four-Year Plan, the Chief Executive Officer shall grant additional bonuses in an aggregate amount of $3,000,000 (subject to all applicable withholding for income, employment and other withholding tax purposes) to be divided up, in the Chief Executive Officer’s sole discretion, between:

(i) the Covered Persons in order to compensate such Covered Persons for services performed prior to the Change of Control; provided that such persons are eligible to receive bonuses under this Four-Year Plan and shall have served continually as employees of the Corporation through the Change of Control; and

(ii) those employees of the Corporation and its subsidiaries other than the Covered Persons whom the Chief Executive Officer determines in his sole discretion shall be granted cash bonuses to compensation such persons for services performed prior to the Change of Control.

One-hundred percent (100%) of the additional bonuses as described above shall be paid in lump-sum payments to the Covered Persons and the other employees receiving additional bonuses, on the date of the Closing.

Four-Year Plan Additional Bonuses to Employees

Schedule 1

The Covered Person’s total compensation under the Four-Year Plan shall be as follows:

Covered Person Title	Four-Year Plan Annual Base Salary
President and Chief Executive Officer	$385,000 per year, plus 6 weeks of base salary to be paid in December of each year
Chief Financial Officer	$231,000 per year, plus 4 weeks of base salary to be paid in December of each year
Chairman of the Board and Corporate Secretary	$225,000 per year, plus 4 weeks of base salary to be paid in December of each year

Retention Bonus Amount
President and Chief Executive Officer

The greater of: (a) the sum of: (i) the product of (A) such executive officer’s/key person’s Four-Year Plan Annual Base Salary, multiplied by (B) four(4), minus (ii) the amount of such executive officer’s/key person’s Four-Year Plan Annual Base Salary already paid to such executive officer/key person, if any; or (b) an amount equal to such executive officer’s/key person’s Four-Year Plan Annual Base Salary for one year

PLUS if the Closing occurs in 2017, then in addition to the amount determined pursuant to the foregoing, any amount of such executive officer’s/key person’s base salary for 2017 that has not been paid to such executive officer/key person as of the Closing

Chief Financial Officer

The greater of: (a) the sum of: (i) the product of (A) such executive officer’s/key person’s Four-Year Plan Annual Base Salary, multiplied by (B) four(4), minus (ii) the amount of such executive officer’s/key person’s Four-Year Plan Annual Base Salary already paid to such executive officer/key person, if any; or (b) an amount equal to such executive officer’s/key person’s Four-Year Plan Annual Base Salary for one year

PLUS if the Closing occurs in 2017, then in addition to the amount determined pursuant to the foregoing, any amount of such executive officer’s/key person’s base salary for 2017 that has not been paid to such executive officer/key person as of the Closing

Chairman of the Board and Corporate Secretary

The greater of: (a) the sum of: (i) the product of (A) such executive officer’s/key person’s Four-Year Plan Annual Base Salary, multiplied by (B) four (4), minus (ii) the amount of such executive officer’s/key person’s Four-Year Plan Annual Base Salary already paid to such executive officer/key person, if any; or (b) an amount equal to such executive officer’s/key person’s Four-Year Plan Annual Base Salary for one year

PLUS if the Closing occurs in 2017, then in addition to the amount determined pursuant to the foregoing, any amount of such executive officer’s/key person’s base salary for 2017 that has not been paid to such executive officer/key person as of the Closing

Restricted Stock Units
President and Chief Executive Officer	A total of 275,000 restricted stock units, which shall vest in the amount of 68,750 restricted stock units on December 16th of each of 2018, 2019, 2020 and 2021 or otherwise in accordance with the terms of the RSU Plan and the applicable award agreement
Chief Financial Officer	A total of 150,000 restricted stock units, which shall vest in the amount of 37,500 restricted stock units on December 16th of each of 2018, 2019, 2020 and 2021 or otherwise in accordance with the terms of the RSU Plan and the applicable award agreement
Chairman of the Board and Corporate Secretary	A total of 220,000 restricted stock units, which shall vest in the amount of 55,000 restricted stock units on December 16th of each of 2018, 2019, 2020 and 2021 or otherwise in accordance with the terms of the RSU Plan and the applicable award agreement